Exhibit 99.1
Media Contact:
Jose Juves
Associate Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
Investment Community Contact:
Elizabeth Woo
Vice President, Investor Relations
Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Reports Second Quarter 2005 Results
Cambridge, MA, July 26, 2005 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader with leading products and capabilities in oncology, neurology and immunology, today reported its second quarter 2005 results.
Second Quarter Highlights
•	Total revenues grew 12% to $606 million vs. prior year $539 million, driven primarily by AVONEX® (Interferon beta-1a) worldwide sales up 10% to $382 million and RITUXAN® (rituximab) revenues from the joint business arrangement up 22% to $185 million.

•	On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), second quarter earnings per share (EPS) were $0.10. Excluding merger-related accounting impacts of $86 million and charges of $78 million related to the sale of the NIMO manufacturing facility, adjusted non-GAAP EPS were $0.43, representing a 26% increase.

•	$20 million of charges, or EPS of $0.04, were included in both the GAAP and adjusted non-GAAP results related to TYSABRI® (natalizumab) inventories that were written off during the quarter.

Page 2       Biogen Idec Reports Second Quarter 2005 Earnings
“Impressive results from AVONEX and RITUXAN coupled with an operational discipline and effective cost management drove an increase of more than 20% in earnings,” said James Mullen, Biogen Idec’s Chief Executive Officer. “We have also maintained our strong commitment to the MS community by conducting an extensive safety evaluation of TYSABRI which is ongoing. We look forward to the expected completion of the evaluation by the end of the summer and to further discussions with the regulatory authorities regarding the path forward for TYSABRI.”
Financial Performance
On an adjusted non-GAAP basis, Biogen Idec’s net income grew 22% to $149 million in the second quarter of 2005 (Q2 2004 adjusted non-GAAP: $122 million). Adjusted non-GAAP EPS were $0.43 for the second quarter of 2005 (Q2 2004 adjusted non-GAAP: $0.34).
On a reported basis, calculated in accordance with GAAP, Biogen Idec reported net income of $35 million (or EPS of $0.10) in the second quarter of 2005 (Q2 2004: net income of $0.8 million, or EPS of $0.00). The difference between adjusted non-GAAP net income and EPS and GAAP net income and EPS in the second quarter were primarily due to:
•	pre-tax charges of $86 million of non-cash merger-related accounting impacts, primarily amortization of intangibles, inventory step-up, and other merger-related charges, and

•	charges totaling approximately $78 million related to the sale of the NIMO manufacturing facility.
These adjustments are itemized on Table 3.
Revenue Performance
Revenues for the second quarter of 2005 were up 22% to $185 million (Q2 2004: $151 million) from Biogen Idec’s joint business arrangement with Genentech related to RITUXAN, a treatment for certain B-cell non-Hodgkin’s lymphomas (NHL) that Biogen Idec co-promotes in the U.S. with Genentech. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion profits on a quarterly basis. U.S. net sales of RITUXAN were $450 million in the second quarter of 2005 (Q2 2004: $390 million), as reported by Genentech.
Revenues from AVONEX, Biogen Idec’s therapy for patients with relapsing forms of multiple sclerosis (MS), increased 10% in the second quarter to $382 million (Q2 2004: $347 million). AVONEX, the leading therapy for MS in the U.S. as measured by revenues, patients, and total prescriptions, recorded sales of $230 million in U.S. sales for the quarter (Q2 2004: $227 million). International sales increased 27% to $152 million in the second quarter of 2005 (Q2 2004: $120 million).
Table 4 provides individual product revenues.

Page 3       Biogen Idec Reports Second Quarter 2005 Earnings
Royalties were $22 million in the second quarter of 2005 (Q2 2004: $24 million).
Second Quarter Events
•	On April 6, 2005, Biogen Idec, Genentech and Roche announced that a Phase III clinical study of RITUXAN met its primary endpoint of a greater proportion of RITUXAN-treated patients achieving an American College of Rheumatology (ACR) 20 response at week 24, compared to placebo. In the second half of this year, Biogen Idec and Genentech expect to submit a supplemental filing for approval of RITUXAN in the U.S. for patients with active rheumatoid arthritis (RA) who are inadequate responders to anti-TNF therapies. The filing will be largely based on the results of the Phase III study.

•	On April 12, 2005, at the 57th annual American Academy of Neurology (AAN) meeting in Miami Beach, FL, the two-year data from the AFFIRM Phase III monotherapy trial was presented. AFFIRM met all primary and secondary endpoints, including disability progression and relapse rate. TYSABRI treatment led to a 42 percent reduction in the risk of disability progression compared to placebo. TYSABRI also reduced the rate of clinical relapses by 67 percent compared to placebo, which was sustained and consistent with the previously reported one-year results.

•	On May 17, 2005, Biogen Idec announced that its scientists have identified a molecule in the central nervous system (CNS) that may play a pivotal role in CNS repair and regeneration. The research, published in the June 2005 edition of Nature Neuroscience, is the first to suggest a role for LINGO-1 in nerve repair and could lead to potential pathways for treating MS and other demyelinating diseases.

•	On June 9, 2005, Biogen Idec, Genentech, and Roche announced preliminary positive results from a large randomized clinical trial (DANCER) of RITUXAN in RA showing that a greater proportion of patients treated with a single course of RITUXAN, with a stable dose of methotrexate, achieved ACR 20, 50 and 70 response rates compared to placebo.

•	On June 14, 2005, Biogen Idec announced that a Phase II clinical study showed that galiximab (anti-CD80 mAb) may be used in combination with RITUXAN, and the combination may prolong event-free survival in patients with relapsed or refractory, follicular NHL when compared to previous results with RITUXAN monotherapy. Side effects of the combination were similar to treatment with RITUXAN alone.

•	On June 30, 2005, Biogen Idec and Elan announced that ENCORE, the second Phase III induction trial of TYSABRI for the treatment of moderately to severely active Crohn’s disease in patients with evidence of active inflammation, met the primary endpoint of clinical response as defined by a 70 point decrease in baseline Crohn’s Disease Activity Index (CDAI) score at both weeks 8 and 12.

Page 4       Biogen Idec Reports Second Quarter 2005 Earnings
•	In June, Biogen Idec agreed to sell the NIMO Oceanside, California biologics manufacturing facility to Genentech for $408 million. The approximately 430 employees at the facility were offered employment at Genentech or retained by Biogen Idec. Biogen Idec incurred charges totaling approximately $78 million related to the sale.
Conference Call and Webcast
The Company’s earnings conference call for the second quarter will be broadcast via the internet at 5:00 p.m. ET on July 26, 2005, and will be accessible through the investor relations section of Biogen Idec’s homepage, http://www.biogenidec.com.
About Biogen Idec
Biogen Idec (NASDAQ: BIIB) creates new standards of care in oncology, neurology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit http://www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements regarding expected future financial results, plans for our development programs, the potential for TYSABRI and the completion of the TYSABRI safety evaluation.
These statements are based on the Company’s current beliefs and expectations. A number of risks and uncertainties could cause actual results to differ materially. For example, financial results, and other statements regarding future financial performance, and overall prospects for the Company’s products may be affected by a number of factors, including any unexpected slowing of growth of the markets for AVONEX and RITUXAN, any change in market acceptance of AVONEX and RITUXAN in key markets worldwide, the impact of reimbursement and pricing decisions related to the Company’s products, the impact of competitive products on the Company’s products, any material decreases in sales by licensees of products on which the Company receives royalties, the impact of litigation, the impact of costs related to the suspension of TYSABRI, increases in costs related to in-licensing and product opportunities, increases in costs related to development of new products and existing products in new indications, and any material issues, delays or failures related to the manufacturing or supply of the Company’s products.
Our long-term growth will depend on the successful development and commercialization of new products. Drug development involves a high degree of risk. For example, the plans for our development programs could be negatively affected if unexpected concerns arise from additional data or analysis, if regulatory authorities require additional information or further studies, or if we were to encounter other unexpected hurdles.

Page 5       Biogen Idec Reports Second Quarter 2005 Earnings
The potential for TYSABRI is subject to a number of risks and uncertainties. There is no assurance, for example, that we will be able to gain sufficient information to fully understand the risks associated with the product. There is also no assurance that the Company and Elan will be able to resume marketing and sales of TYSABRI. The completion of the TYSABRI safety evaluation is also subject to a number of risks and uncertainties, including the difficulty of analyzing complex data and results, and unanticipated logistical hurdles.
For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Financial Results For The Second Quarter of 2005
Condensed Consolidated Statements Of Income — GAAP Basis
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
REVENUES
Product	$398,822	$363,186	$796,406	$735,723
Unconsolidated joint business	184,934	151,157	345,387	285,112
Royalties	21,734	24,297	48,483	49,510
Corporate partner	144	123	3,160	10,160

Total revenues	605,634	538,763	1,193,436	1,080,505

COST AND EXPENSES
Cost of product and royalty revenues	71,093	151,729	170,701	406,496
Research and development	179,843	169,782	358,611	328,702
Selling, general and administrative	155,754	139,414	314,227	270,474
Amortization of acquired intangible assets	77,078	79,308	152,756	160,168
Loss on Sale of Plant	75,565	—	75,565	—

Total cost and expenses	559,333	540,233	1,071,860	1,165,840

Income (loss) from operations	46,301	(1,470)	121,576	(85,335)
Other income/ (expense), net	6,051	6,413	(2,874)	18,139

INCOME (LOSS) BEFORE INCOME TAXES	52,352	4,943	118,702	(67,196)
Income taxes (benefit)	17,848	4,116	40,738	(26,825)

NET INCOME	$34,504	$827	$77,964	$(40,371)

BASIC EARNINGS (LOSS) PER SHARE	$0.10	$0.00	$0.23	(0.12)

DILUTED EARNINGS (LOSS) PER SHARE	$0.10	$0.00	$0.23	(0.12)

SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	332,629	337,018	333,946	336,084

DILUTED EARNINGS PER SHARE	344,735	350,279	348,086	336,084

TABLE 2
Condensed Consolidated Balance Sheets
(dollars in thousands)

	Jun. 30, 2005	Dec. 31, 2004
Assets:
Current assets
Cash, cash equivalents and securities available-for-sale	$927,453	$1,057,942
Accounts receivable, net	254,014	278,637
Inventory	243,538	251,016
Other current assets	371,297	343,449

Total current assets	1,796,302	1,931,044

Long-term securities available-for-sale	873,182	1,109,624
Property and equipment, net	1,150,420	1,525,225
Intangible assets, net	3,139,315	3,292,827
Goodwill	1,151,105	1,151,105
Other	157,828	155,933

Total assets	$8,268,152	$9,165,758

Liabilities and shareholders’ equity
Current liabilities	$540,653	$1,260,748
Long-term deferred tax liability	882,021	921,771
Non-current liabilities	99,664	156,838
Shareholders’ equity	6,745,814	6,826,401

Total liabilities and shareholders’ equity	$8,268,152	$9,165,758

TABLE 3
Financial Results For The Second Quarter of 2005
Condensed Consolidated Statements Of Income — Operating Basis
(in millions, except per share amounts)
The non-GAAP financial measures presented below are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Management believes that the non-GAAP financial measures are useful because they exclude those non-operational activities or transactions that are not necessarily relevant to understanding the trends of the Company or the prospects of future performance. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures. Numbers may not foot due to rounding.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Earnings per share — Diluted:
GAAP	$0.10	$0.00	$0.23	($0.12)
Adjusted Pro Forma (Non-GAAP)	$0.43	$0.34	$0.73	$0.73

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ON A GAAP BASIS AND NET INCOME ON A NON-GAAP BASIS IS AS FOLLOWS:

GAAP Net Income/(Loss)	$34.5	$0.8	$78.0	($40.4)
COGS: Fair value step up of inventory acquired from former Biogen, Inc	9.0	93.4	18.3	287.8
R&D: Costs associated with Sale of Oceanside Manufacturing Facility	1.9	—	1.9	—
R&D: Merger related and purchase accounting costs	—	0.7	—	2.9
SG&A: Merger related and purchase accounting costs	—	0.6	0.4	5.0
Purchase accounting: Amortization of acquired intangible assets related to the merger with former Biogen, Inc.	77.1	79.3	152.8	160.2
Loss on Sale of Oceanside Manufacturing Facility	75.6	—	75.6	—
Income taxes: Income tax effect of reconciling items	(49.0)	(53.2)	(72.1)	(151.2)

Non-GAAP Net Income	$149.0	$121.7	$254.8	$264.3

Adjustments were made to conform prior periods to current year presentation including adoption of EITF 03-06, which requires allocation of income to certain holders of equity and debt instruments.

Table 4
Biogen Idec Inc
Product Revenues for Second Quarter 2005
(in thousands)

	Three Months Ended
	June 30,
	2005	2004
PRODUCT REVENUES
Avonex®	$381,789	$346,516
Amevive®	12,456	12,116
Tysabri®	(897)	—
Zevalin®	5,474	4,554

Total Product Revenues	$398,822	$363,186

	Six Months Ended
	June 30,
	2005	2004
PRODUCT REVENUES
Avonex®	$755,374	$701,234
Amevive®	24,473	25,103
Tysabri®	5,049	—
Zevalin®	11,510	9,386

Total Product Revenues	$796,406	$735,723